DYNASIL      [Logos]







September 17, 2009


Dear Fellow Shareholders,

It is my pleasure to inform you that Peter Sulick has agreed to become Chairman of our board and I have accepted the role of Vice Chairman. Peter's abilities and experience will keep us on the path that began when I asked Craig Dunham to join and lead us in October of 2004. Since that time we have grown from $2.5 million to over $34 million of revenues, going from a modest loss to over $2 million in pre-tax profits. Our share price has grown from $.10 to over $2.00 per share, an increase of over 2000%, while the S&P 500 has declined approximately 5%.

When we purchased RMD in July of 2008 we looked forward to the opportunities and the scientific capabilities that their organization would add to Dynasil. In the year that RMD has become a part of us, we have discovered that their scientific research abilities are far beyond our expectations.
With close to 40 Ph.D.s, we have the ability and breadth to become a substantial technology-driven organization. Our ability to guide and execute the opportunities provided by our outstanding employees will determine the results for our bright future. For example, we recently were awarded eight
Phase II SBIR grants by the Department of Energy totaling
$6 million, subject to final contract negotiations, and we currently have a backlog of over $32 million in research grants.

My role as Vice Chairman is to continue to lead us in the development of joint ventures, future acquisitions, and to help get our vision and message to the public. As we continue to grow, the public's interest should increase and create liquidity for you, our shareholders.

Our team of Directors has great balance, with Craig Dunham as our CEO, Dr. Jerry Entine with his experience in creating a scientific enterprise, Cecil Ursprung who is outstanding in matters concerning business operations, and now Peter Sulick as Chairman. I have great confidence that Peter will lead us to even greater success than we have achieved in our past.

I take great pride in helping to have built the team that has delivered these past results and I can assure you that we will give you every effort to create an even brighter and more prosperous future. It has been greatly rewarding to have served as your Chairman and I speak for all of us in thanking you for your patience and support. Dynasil's future has never been better.

Sincerely,

Jim Saltzman
Vice Chairman

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About Dynasil: Dynasil has achieved profitable growth from
$2 million in revenues to a running rate of $35 million during the past five years. It derives the majority of its revenue from contract research for government and private industry and is a manufacturer of specialized instruments and products for a broad range of applications markets in the medical, industrial, and homeland security/ defense sectors.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "work", "plan", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's
Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products and services.